                                                                  Exhibit (b)(1)


                    Commitment Letter, dated June 14, 1999,
                     from BankBoston, N.A. and BancBoston
               Robertson Stephens Inc. to LPIV Acquisition Corp.

                                BANKBOSTON, N.A.
                       BANCBOSTON ROBERTSON STEPHENS INC.
                               100 Federal Street
                           Boston, Massachusetts 02110


                                  June 14, 1999


LITTLEJOHN PARTNERS IV, L.P.
115 East Putnam Avenue
Greenwich, Connecticut  06830

     Re: Credit Facilities Commitment Letter
         -----------------------------------

Ladies and Gentlemen:

     You have informed us that you intend to form one or more limited liability companies (collectively, the "Company") to merge with Durakon Industries, Inc.,
                              -------
a Michigan corporation ("Durakon Inc." and, together with its subsidiaries, the
                         ------------
"Acquired Business" and, after giving effect to the merger, the "Durakon
 -----------------                                               -------
Group"). You would like to have available to the Durakon Group senior secured
-----
bank credit facilities of up to $77,000,000 (the "Credit Facilities") in order
                                                  -----------------
to finance the acquisition of the Acquired Business, including transaction costs and expenses, as well as capital expenditures, working capital and other general business purposes of the Acquired Business. You have requested that (a) BankBoston, N.A. (the "Bank") act as the exclusive administrative agent for the
                       ----
Credit Facilities and commit to provide the full $77,000,000 principal amount of the Credit Facilities and (b) BancBoston Robertson Stephens Inc. ("BRS") agree
                                                                   ---
to structure and syndicate the Credit Facilities as exclusive adviser and arranger.

     1. Commitment. In connection with the foregoing, the Bank is pleased to
        ----------
advise you of the Bank's commitment to provide the full $77,000,000 principal amount of the Credit Facilities upon the terms and subject to the conditions set forth or referred to in this commitment letter, including the Summary of Proposed Terms and Conditions attached hereto as Exhibit A (the "Term Sheet"
                                                                 ----------
and, together with this letter, the "Commitment Letter"). Those matters which
                                     -----------------
are not covered by or made clear in the Commitment Letter are subject to future mutual agreement of the parties.

     2. Syndication. The Bank will act as the exclusive administrative agent for
        -----------
the Credit Facilities and BRS will act as the exclusive arranger, adviser and syndication manager for

Littlejohn Partners IV, L.P.              -2-                     June 14, 1999


the Credit Facilities and, in such capacities, each of the Bank and BRS will perform the duties and exercise the authority customarily associated with such roles. No additional agents, co-agents, arrangers or syndication managers will be appointed, unless you and each of the Bank and BRS so agree. Prior to or after the execution of definitive documentation for the Credit Facilities, the Bank reserves the right to syndicate all or a portion of its commitment hereunder to one or more financial institutions after consultation with you and BRS. Upon the acceptance by the Bank of the written commitment of any lender to provide a portion of the Credit Facilities, the Bank shall be released from a portion of its commitment hereunder in an aggregate amount equal to the commitment of such lender.

     BRS will manage all aspects of the syndication, including the selection of lenders, the determination of when BRS will approach potential lenders, titles for the lenders and the final allocations of the commitments among the lenders, the selection, title and allocations of such lenders to be subject to your consent, which consent will not unreasonably be withheld. You agree to assist BRS actively in achieving a timely syndication that is reasonably satisfactory to BRS, such assistance to include, among other things, (a) direct contact during the syndication between the senior officers, representatives and advisors of you and Durakon Inc. and its subsidiaries, on the one hand, and prospective lenders, on the other hand, at such times and places as BRS may reasonably request, (b) providing to BRS all financial and other information with respect to the Durakon Inc. and its subsidiaries and the transactions contemplated by this Commitment Letter that BRS may reasonably request, including but not limited to financial projections (the "Projections") relating to the foregoing,
                                       -----------
and (c) assistance in the preparation of a confidential information memorandum and other marketing materials to be used in connection with the syndication.

     You agree that, prior to and during the syndication of the Credit Facilities, you will not permit any offering, placement or arrangement of any competing issues of debt securities or commercial bank facilities of the Durakon Group.

     The Bank and BRS shall be entitled, with your consent (which shall not be unreasonably withheld), to change the structure, terms or amount of any portion of the Credit Facilities if the Bank and BRS determine that such changes are advisable in order to ensure a successful syndication or an optimal credit structure for the Credit Facilities so long as the aggregate amount of the Credit Facilities shall not be reduced.

     3. Conditions. The commitment of the Bank and the agreement of BRS
        ----------
hereunder are conditioned upon (a) all information (other than the Projections) concerning the Acquired Business and the transactions contemplated by this Commitment Letter that has been or will be made available to the Bank or BRS by you or Durakon Inc. and its subsidiaries or any of your or their representatives in connection with the transactions contemplated by this Commitment

Littlejohn Partners IV, L.P.              -3-                     June 14, 1999



Letter, when taken as a whole, is or will be at the closing complete and correct in all material respects and does not or will not at the closing contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (b) the Projections that have been or will be made available to the Bank and BRS by you or Durakon Inc. and its subsidiaries or any of your or their representatives in connection with the transactions contemplated by this Commitment Letter have been and will be prepared in good faith based upon reasonable assumptions. You agree to supplement the information and projections referred to in clauses (a) and (b) above from time to time until completion of the syndication so that the statements in the preceding clauses remain correct. The statements set forth in this paragraph shall be superseded by the definitive documentation with respect to the Credit Facilities upon the execution and delivery thereof.

     The commitment of the Bank and the agreements of BRS hereunder are also conditioned upon the factors set forth in the Term Sheet, as well as the absence of (i) any material misstatements in or omissions from the materials that have previously been furnished by you or by Durakon Inc. and its subsidiaries to the Bank or BRS and (ii) any material adverse change in governmental regulation or policy affecting the Bank, BRS, the other lenders, Durakon Inc., its subsidiaries, the Acquired Business or the proposed Credit Facilities which, in each case described in this clause (ii), in the reasonable judgment of the Bank or BRS, makes it impracticable or inadvisable to proceed with the transactions contemplated hereby or the proposed syndication of the Credit Facilities.

     In addition, the commitment of the Bank and the agreements of BRS hereunder are subject to the negotiation, execution and delivery of definitive documentation in customary form with respect to the Credit Facilities reasonably satisfactory to the Bank and its counsel. Such documentation shall contain such indemnities, covenants, representations and warranties, events of default, conditions, definitions and other terms and conditions as shall be customary for transactions of this type and reasonably satisfactory to the Bank, the other lenders, you, the Durakon Group and your and their respective counsel. Furthermore, all documents relating to the transactions being financed with the proceeds of the Credit Facilities must be in form and substance reasonably satisfactory to the Bank, you, Durakon Group, the other lenders and your and their respective counsel. If, in the course of documenting the transaction and the Bank's continued analysis of financial and other information relating to the development of financial and operating covenants, the Bank discovers that any of the conditions stated in the Commitment Letter will in its reasonable judgment not be met, the Bank reserves the right to terminate any commitment, and BRS reserves the right to terminate any obligation, it may have hereunder with respect to the proposed Credit Facilities.

     4. Fees, Indemnification and Reimbursement. As consideration for the Bank's
        ---------------------------------------
commitment hereunder and BRS's agreement to structure, arrange and syndicate the Credit

Littlejohn Partners IV, L.P.              -4-                     June 14, 1999


Facilities and to provide advisory services in connection therewith, you agree that the Durakon Group will pay to the Bank and BRS the respective fees as set forth in this Commitment Letter and in the Fee Letter dated the date hereof and delivered herewith (the "Fee Letter"). You agree that no lender will receive any
                         ----------
compensation of any kind for its participation in the Credit Facilities, except as expressly provided for in the Fee Letter.

     Whether or not the transactions contemplated hereby are consummated, you agree to indemnify and hold harmless the Bank, BRS and their respective directors, officers, employees, affiliates, agents, attorneys, accountants, consultants and each other entity, if any, who controls the Bank or BRS and to hold such persons and entities harmless from and against all losses, claims, damages, liabilities and expenses, joint or several, which any such person or entity may incur arising out of or in connection with this Commitment Letter, the Fee Letter, the Credit Facilities, the use of proceeds of the extensions of credit thereunder or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any of such indemnified parties is a party thereto, and to reimburse each of such indemnified parties upon demand for any legal or other expenses incurred in connection with any of the foregoing; provided, however, that the
                                                  --------  -------
foregoing indemnity will not, as to any proposed indemnified party, apply to losses, claims, damages, liabilities or related expenses to the extent resulting from the willful misconduct or gross negligence of such party. No indemnified party shall be liable for any indirect or consequential damages in connection with its activities related to the Credit Facilities.

     In addition, whether or not the transactions contemplated hereby are consummated, you agree to reimburse the Bank and BRS from time to time on demand for reasonable out-of-pocket expenses (including, but not limited to, reasonable expenses of our due diligence investigation, reasonable syndication expenses, reasonable travel expenses and reasonable fees, disbursements and charges of counsel), in each case incurred in connection with the Credit Facilities and the preparation of this Commitment Letter, the Fee Letter and the definitive documentation for the Credit Facilities.

     5. Confidentiality. The terms set forth in this Commitment Letter are
        ---------------
confidential and, without the prior consent of each party hereto, may not be disclosed to any person, except for disclosure in confidence to your accountants, attorneys and other advisors, to the seller in connection with the acquisition of the Acquired Business and the seller's attorneys and other advisors, and to each of the Bank's and BRS's attorneys and other advisors for purposes related to the transactions contemplated hereby, or where disclosure is required by law or by any subpoena or similar legal process, or in connection with the syndication of the Credit Facilities. Any information given by you or Durakon Inc. or its subsidiaries or your or their respective agents to the representatives of the Bank or BRS which is not publicly available shall be maintained in confidence by the Bank and BRS, except that any of such information may be made available to

Littlejohn Partners IV, L.P.              -5-                     June 14, 1999


any director, officer, partner, employee or other agent of the Bank, BRS or their affiliates, and may be disclosed where disclosure is required by law or by any subpoena or similar legal process, or in connection with the syndication of the Credit Facilities. In the event of any such subpoena or other legal proceeding, the Bank and BRS will endeavor to give you notice thereof before responding thereto.

     6. Termination. This Commitment Letter and the Fee Letter set forth the
        -----------
proposal of the Bank and BRS with respect to the Credit Facilities and shall be considered withdrawn if the Bank and BRS have not received the enclosed copy of this Commitment Letter and Fee Letter signed by you by 5:00 p.m. on the third business day after the date of this letter. If for any reason the Borrower (as defined in the Term Sheet), the Durakon Group, the proposed group of lenders and the Bank have not been able to agree to definitive terms and conditions and enter into a definitive agreement with respect to the Credit Facilities on or before December 1, 1999, this proposal shall be considered terminated; provided,
                                                                       --------
however, that the compensation, indemnification and reimbursement provisions
-------
contained herein and in the Fee Letter shall remain in full force and effect notwithstanding the termination of this Commitment Letter or our commitment hereunder.

     7. General. This Commitment Letter may not be amended, and no provision
        -------
hereof shall be waived or modified, except by an instrument in writing signed by the Bank, BRS and you. This Commitment Letter and the Fee Letter are the only agreements between you, on one hand, and BRS and the Bank, on the other hand, with respect to the Credit Facilities and set forth the entire understanding of the parties with respect thereto. This Commitment Letter and the commitment of the Bank and the agreements of BRS hereunder shall not be assignable by you or the Borrower or the Durakon Group without the prior written consent of the Bank and BRS. This Commitment Letter is solely for the benefit of the parties hereto and shall not confer any benefits upon, or create any rights in favor of, any person other than the parties hereto. The headings in this Commitment Letter are for convenience of reference only and shall not limit or otherwise affect the meaning hereof. This Commitment Letter may be executed in any number of counterparts, which together shall constitute one agreement, and delivery of an executed signature page by facsimile transmission shall be effective as delivery of a manually executed counterpart. This Commitment Letter shall be governed by and construed in accordance with the laws (other than the conflict of laws rules) of The Commonwealth of Massachusetts.

Littlejohn Partners IV, L.P.              -6-                     June 14, 1999


     If the foregoing is in accordance with your understanding of our agreement, please sign a counterpart of this letter in the space indicated below and return it to the Bank and BRS. The Bank and BRS are pleased to have the opportunity to assist you in connection with this proposed financing transaction.



                                       Very truly yours,

                                       BANKBOSTON, N.A.


                                       By /s/ Kenneth S. Struglia
                                         -------------------------
                                            Vice President


                                       BANCBOSTON ROBERTSON STEPHENS INC.


                                       By /s/ Thad D. Johnson
                                         -------------------------
                                            Vice President


The foregoing is agreed to:

LITTLEJOHN PARTNERS IV, L.P.

By its General Partner,
Littlejohn Associates, L.L.C.


By /s/ Angus C. Littlejohn, Jr.
  -----------------------------
        Title: Manager


Dated:  June 14, 1999

                                                                       EXHIBIT A

                           =========================

                                  Durakon Group

                           =========================

                         Outline of Terms and Conditions
                  $77,000,000 Senior Secured Credit Facilities

                                  June 14, 1999

--------------------------------------------------------------------------------
The terms and conditions presented in this Term Sheet are subject to satisfactory negotiation, review and execution of documentation acceptable to BankBoston, N.A., BancBoston Robertson Stephens Inc. and their counsel.
--------------------------------------------------------------------------------


================================================================================

Borrower:          A limited liability company formed by an investor group and controlled indirectly by Littlejohn Partners IV, L.P.
                   ("Littlejohn"), which, when the acquisition has closed, will be owned entirely by the survivors of Durakon Industries, Inc., a Michigan corporation, and its subsidiaries (each member of such surviving group being referred to herein individually and collectively as the "Durakon Group").

Facilities:        $77,000,000 aggregate senior secured credit facilities
                   consisting of:

                   (i)   $30,000,000 Revolving Credit Facility (the "Revolver");

                   (ii)  $20,000,000 Term Loan A ("Term A"); and

                   (iii) $27,000,000 Term Loan B ("Term B" and, together with Term A, the "Term Loans").

                   The Revolver, Term A and Term B are referred to herein as the "Credit Facilities" or "Facilities."

Purpose: Amounts drawn on the Closing Date under the Revolver, Term A and Term B will be used, in conjunction with the equity contribution described herein, to finance the acquisition of the Durakon Group, to refinance existing indebtedness, and to pay transaction expenses. Thereafter, the Revolver will be available to fund on-going working capital and general corporate needs, including capital expenditures (excluding 85% of capital expenditures related to the Duramex subsidiary of the Durakon Group, which will be financed by a third party).

Guarantors:        All entities included in the Durakon Group, excluding the
                   Borrower and excluding foreign subsidiaries, shall provide unlimited and unconditional guarantees of all obligations under the Facilities.


--------------------------------------------------------------------------------
BankBoston, N.A.                        -1-                         CONFIDENTIAL
BancBoston Robertson Stephens Inc.

June 14, 1999                                           Durakon Industries, Inc.
                                                 Outline of Terms and Conditions
--------------------------------------------------------------------------------

Administrative
Agent:             BankBoston, N.A. ("BankBoston" or the "Agent").

Arranger:          BancBoston Robertson Stephens Inc. ("BRS") will underwrite the full amount of Facilities as Arranger and will syndicate the Facilities to a group of lenders acceptable to the Borrower and the Agent such that the Agent will ultimately hold approximately $20 million of the Facilities.

Closing Date:      Targeted to occur on or before September 30, 1999
                   ("Closing").

Final Maturity:        Revolver -- December 31, 2004
                       Term A -- December 31, 2004
                       Term B -- December 31, 2006.

Security:          First priority security interest in and lien on substantially all tangible and intangible assets (including all intellectual property and rights to payment(s) and related intangibles) of the Borrower and Guarantors, excluding any/all fixed assets of Duramex which are pledged to a third party and except that the security interests in equipment subject to permitted purchase money security interests and equipment leases shall be junior to such interests. The
                   Borrower and Guarantors will pledge all of the capital stock of their subsidiaries (other than non-US subsidiaries, of which 65% of the capital stock will be pledged). Duramex will pledge its capital stock to the maximum extent possible, and in a minimum amount of 60%, due to restrictions (if any) in the joint venture agreement of the Durakon Group with Consorcio Larmo S.A. de C.V. All intercompany loans from the Borrower or any Guarantor to Duramex shall be documented in the form of a Promissory Note with such Note pledged to the Agent as security for the Credit Facilities.

Availability:      Revolver - Amounts under the Revolver may be drawn, repaid and reborrowed, subject to availability under the Borrowing
                   Base, which shall be equal to the sum of: (i) 85% of eligible accounts receivable; plus (ii) 60% of eligible inventory. The
                   Borrowing Base will be reported monthly, or at more frequent intervals as determined by the Agent in its reasonable discretion. The initial amount drawn under the Revolver as of the Closing shall not exceed $22.0 million.

                   Term A - Drawn in full at Closing.
                   Term B - Drawn in full at Closing.

--------------------------------------------------------------------------------
BankBoston, N.A.                        -2-                         CONFIDENTIAL
BancBoston Robertson Stephens Inc.

June 14, 1999                                           Durakon Industries, Inc.
                                                 Outline of Terms and Conditions
--------------------------------------------------------------------------------

                   Amounts of Term A and Term B that are repaid may not be reborrowed.

Amortization:      Revolver - No amortization, bullet at maturity.

                   Term A & Term B - Quarterly payments in arrears based on the following annual amortization schedule.

                   ($ in millions)
                   ----------------------------------------------------
                        Year          Term A      Term B         Total
                        ----          ------      ------         -----
                        1999          $0.000      $0.000        $0.000
                        2000          $2.000      $0.270        $2.270
                        2001          $3.000      $0.270        $3.270
                        2002          $4.000      $0.270        $4.270
                        2003          $5.000      $0.270        $5.270
                        2004          $6.000      $0.270        $6.270
                                      ------
                        2005                      $8.000        $8.000
                        2006                     $17.650       $17.650
                                                 -------       -------
                        Total        $20.000     $27.000       $47.000
                   ----------------------------------------------------


Interest Rate:     Outstanding amounts under the Facilities shall accrue
                   interest at the Borrower's option at the Alternate Base Rate or LIBOR, plus the Applicable Margin. Alternate Base Rate shall mean a floating rate equal to the higher of (i)
                   BankBoston's Base Rate and (ii) the Federal Funds Effective
                   Rate plus 2%. The Applicable Margin for each of the Facilities will be determined as follows:

-------------------------------------------------------------------------------------------------------------------------
Level                     Leverage                                 Revolver & Term A    Unused Fee        Term B
                          (Funded Debt/EBITDA)                      LIBOR+     Base+                   LIBOR+    Base+
-------------------------------------------------------------------------------------------------------------------------
I     Greater than 4.00x                                           3.25%     1.25%        0.500%       3.75%     1.75%
II    3.50x Less than or equal to x Less than or equal to 4.00x    3.00%     1.00%        0.500%       3.50%     1.50%
III   3.00x Less than or equal to x Less than 3.50x                2.75%     0.75%        0.500%       3.25%     1.25%
IV    2.50x Less than or equal to x Less than 3.00x                2.50%     0.50%        0.375%       3.25%     1.25%
V     Less than or equal to 2.50x                                  2.25%     0.25%        0.375%       3.25%     1.25%
-------------------------------------------------------------------------------------------------------------------------

                   For purposes of calculating the Applicable Margin, the Leverage Ratio is defined as the ratio of Total Funded Debt
                   --------------
                   divided by EBITDA, calculated on a rolling four-quarter basis. Total Funded Debt and EBITDA shall be determined on a consolidated basis in accordance with GAAP.

--------------------------------------------------------------------------------
BankBoston, N.A.                        -3-                         CONFIDENTIAL
BancBoston Robertson Stephens Inc.

June 14, 1999                                           Durakon Industries, Inc.
                                                 Outline of Terms and Conditions
--------------------------------------------------------------------------------


                   Pricing will be set at Level II until the Agent's receipt of the Durakon Group's March 31, 2000 compliance certificate. Overdue principal, interest and fees will bear interest at 2% over the rate otherwise applicable thereto.

Interest Periods:  LIBOR may be selected for interest periods of 1, 2, 3 or 6 months, as available.

Interest Payments: Interest on Base Rate loans will be due and payable quarterly in arrears. Interest on LIBOR loans will be due and payable at the earliest of the end of each applicable interest period or quarterly. The effective date of any change in the Applicable Margin due to a change in the Durakon Group's Leverage will be the third business day following the receipt by the Agent and the Lenders of the Durakon Group's quarterly financial information.

Unused Fee:        An Unused Fee will be payable quarterly in arrears based on the average daily unused commitment under the Revolver as set forth in the table above.

Up Front Fee &
Agent's Fee:       Per the Fee Letter.

Mandatory
Prepayments:       Subject to certain exceptions to be determined, unless Total
                   Funded Debt/EBITDA (computed on a trailing four-quarter basis after giving pro forma effect to the relevant event) is less than 2.25x, the Borrower will be required to make mandatory prepayments of the Term Loans equal to:

            * 75% of Excess Cash Flow, computed on the basis of the Durakon Group's annual audited financial statements. Excess Cash Flow shall mean, for any fiscal year of the Durakon Group, consolidated earnings before interest, taxes, depreciation and amortization and any other non-cash charges, minus the sum of actual cash taxes paid plus capital expenditures plus scheduled debt service payments (including total interest, actual and scheduled repayments of any money borrowed or capital lease obligations), for such fiscal year, determined in accordance with GAAP; to the extent Total Funded Debt/EBITDA is less than 3.00x then the percentage of Excess Cash Flow will decrease to 50%.

--------------------------------------------------------------------------------
BankBoston, N.A.                        -4-                         CONFIDENTIAL
BancBoston Robertson Stephens Inc.

June 14, 1999                                           Durakon Industries, Inc.
                                                 Outline of Terms and Conditions
--------------------------------------------------------------------------------

           * 100% of the net proceeds received from the sale of or disposition of all or any part of the assets (net of any reasonable transaction expenses) of the Borrower or any Guarantor excluding any permitted reinvestment in similar assets in amounts and for period to be determined (other than in the ordinary course of business or for consideration pertaining to sales not in the ordinary course of business not to exceed in any fiscal year of the Durakon Group an aggregate amount to be determined).

           * 100% of the net proceeds received from the issuance of debt or equity (excluding any fixed asset financing entered into by Duramex, and excluding any equity issued in connection with incentive compensation and benefit plans) in excess of $5 million by the Borrower or any Guarantor, except to the extent issued to a seller of a business acquired by the Durakon Group.

                   Mandatory prepayments shall be applied pro rata to repay, without penalty or premium, the Term A and Term B, and within each tranche pro-rata as to remaining installments as of such date.

Voluntary Prepayments
and Commitment
Reductions:        Voluntary prepayments of the Term Loans and voluntary
                   reductions of the Revolver commitment shall be permitted in whole or in part, without premium or penalty, and subject to payment of standard Eurodollar breakage costs, if any.

Financial
Covenants:         To be tested quarterly commencing September 30, 1999 (or, if later, the first fiscal quarter ending date after the Closing), on a consolidated, rolling four-quarter basis including, but not limited to, the following:

                   *    Maximum Total Funded Debt to EBITDA [Covenant levels to
                        -----------------------------------
                        be mutually determined];

                   *    Minimum Fixed Charge Coverage Ratio [Covenant levels to
                        -----------------------------------
                        be mutually determined];

                   *    Minimum EBITDA/Interest Ratio [Covenant levels to be
                        -----------------------------
                        mutually determined];

--------------------------------------------------------------------------------
BankBoston, N.A.                        -5-                         CONFIDENTIAL
BancBoston Robertson Stephens Inc.

June 14, 1999                                           Durakon Industries, Inc.
                                                 Outline of Terms and Conditions
--------------------------------------------------------------------------------

                   *    Maximum Capital Expenditures [Covenant levels to be
                        ----------------------------
                        mutually determined].

Other Covenants and
Requirements:      Usual and customary for transactions of this nature, and
                   subject to limitations and exceptions to be mutually agreed, including, but not limited to, limitations on additional indebtedness, liens, investments, mergers and consolidations, asset sales, transactions with affiliates, negative pledges, restricted payments, distributions and dividends. The
                   Borrower and the Guarantors will agree to usual and customary requirements/provisions for transactions of this nature including financial reporting, covenant compliance reporting, events of default, assignment and acceptance, indemnification of Agent and Arranger, and all syndication matters including market flex for syndication.

                   The Durakon Group's Duramex subsidiary will be permitted to incur up to $10.0 million of indebtedness to a third party lender, so long as the terms and conditions of such indebtedness are acceptable to the Agent. During the period between the closing date of the Facilities and the date such Duramex financing is closed, the Durakon Group may not provide any intercompany loans or other investments to Duramex. After such financing is closed, the Durakon Group shall be permitted to provide intercompany loans to Duramex up to $4.0 million outstanding at any time.

Financial
Reporting:         The Durakon Group will agree to provide the following
                   reports:

                   Annual Financial Statements prepared on a consolidated/combined basis in accordance with GAAP for the current and prior fiscal year, all certified by a nationally recognized firm of certified public accountants and accompanied by an unqualified opinion of such firm on the annual financial statements, accompanied by covenant compliance calculations and a representation by the Chief Financial Officer(s) of the Durakon Group that no Event of Default shall have occurred or be continuing, all submitted to the Agent and Lenders within 105 days of the end of each fiscal year.

                   Quarterly Financial Statements prepared on a consolidated basis in accordance with GAAP for the current and prior fiscal year, accompanied by covenant compliance calculations and a representation by the Chief

--------------------------------------------------------------------------------
BankBoston, N.A.                        -6-                         CONFIDENTIAL
BancBoston Robertson Stephens Inc.

June 14, 1999                                           Durakon Industries, Inc.
                                                 Outline of Terms and Conditions
--------------------------------------------------------------------------------


                   Financial Officer(s) of the Durakon Group that no Event or Default shall have occurred or be continuing, all submitted to the Agent and Lenders within 45 days of the end of each fiscal quarter.

                   Monthly Financial Statements prepared on a consolidated basis in accordance with GAAP for the current and prior fiscal year, accompanied by an accounts receivable aging report, an inventory designation and a borrowing base certificate signed by the Chief Financial Officer(s) of the Durakon Group, all submitted to the Agent and Lenders within 30 days of the end of each month.

Conditions
Precedent:         In addition to the usual and customary conditions to lending in transactions of this type, including:

                   * The transactions contemplated by the Agreement and Plan of Merger among Littlejohn, LPIV Acquisition Corp. and Durakon Industries, Inc. in the form of the draft bearing the time stamp "JUN-14-1999 22:30 HMS&C 96%", including without limitation the consummation of the merger of LPIV Acquisition Corp. and Durakon Industries, Inc., shall have occurred in accordance with the terms and conditions of such Agreement and Plan of Merger, and no such term or condition shall have been modified, terminated or waived, expressly or by implication.

                   * Evidence that affiliates and associates of Littlejohn have invested at least $25.0 million in the equity securities of the Durakon Group.

                   * Pro forma EBITDA for the twelve-month period most recently ended is at least $18,500,000.

                   * At Closing, the ratio of Total Senior Debt to pro forma EBITDA for the twelve-month period most recently ended, on a consolidated basis, shall not exceed 3.60:1, and the ratio of funded debt divided by the sum of debt plus equity shall not exceed 75%.

                   * The Agent shall have received a pro forma closing balance sheet which, when taken as a whole, is not materially adverse in the reasonable judgment of the Agent and Arranger as compared to the attached projected closing balance sheet.

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BankBoston, N.A.                        -7-                         CONFIDENTIAL
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June 14, 1999                                           Durakon Industries, Inc.
                                                 Outline of Terms and Conditions
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                   *    The absence of any material adverse change, in the
                        reasonable judgment of the Agent and Arranger, shall have occurred in the business, assets, financial condition, income or prospects of the Acquired Business taken as a whole since the most recent audited financial statements provided to the Agent or in the ability of the Durakon Group to operate in accordance with the financial covenants mutually determined as provided above.

                   * The absence of any material adverse change or material disruption in the financial, banking or capital markets which, in the reasonable judgment of the Agent or Arranger would have a material adverse impact on the syndication of the Facilities.

                   * The absence of any Default or Event of Default under the loan documentation.

                   * The absence of any default under any material contract or agreement of Durakon Industries, Inc. or any subsidiary which default, individually or in the aggregate with other defaults under such contracts or agreements, is reasonably likely to have a material adverse impact on the business, assets or financial condition of the Acquired Business taken as a whole.

                   * Accuracy of representations and warranties in all material respects.

                   * There being no order or injunction or other pending litigation in which there is a reasonable possibility of a decision which would materially adversely affect the ability of the Durakon Group to perform under the loan documents or the Agent's or Lender's rights in respect thereof or their ability to exercise such rights.
                   * Other conditions precedent specific to the transaction and typical of facilities of this type, including the Agent's receipt of satisfactory corporate or limited liability company approval of the Durakon acquisition and the financing as well as opinions of counsel satisfactory to the Agent as to, among other matters, valid corporate or limited liability company existence and authority, legality, validity and binding effect of all loan, guaranty and security documents, perfection of security interests and the absence of any

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BankBoston, N.A.                        -8-                         CONFIDENTIAL
BancBoston Robertson Stephens Inc.
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June 14, 1999                                           Durakon Industries, Inc.
                                                 Outline of Terms and Conditions
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                        violation of law or regulation or conflict with any
                        existing contracts.

Documentation:     The Credit Facilities are subject to negotiation, execution and delivery of a definitive credit agreement and related security documents, guarantees and any other documents as shall be reasonably requested by the Agent. The credit agreement and related security agreements will contain customary conditions precedent, covenants, representations, events of default and other provisions appropriate for transactions of this size, type and purpose and acceptable to the parties and their respective counsel.

Events of Default: Usual and customary, including (without limitation)
                   nonpayment, breach of covenant or agreement, misrepresentation, insolvency, bankruptcy, ERISA, judgments, Change of Control and cross defaults. No grace periods on principal payments, other notice or grace periods and thresholds to be agreed upon.

Assignment and
  Participations:  Usual and customary for transactions of this type and size.
                   Each lender may assign all or a portion of its loans and commitments under the Facilities, or sell participations therein to another person(s); provided that assignments shall be in a minimum amount of $5 million, and that after making an assignment and so long as such assignment does not represent all of a lender's commitments under the Facilities, such lender shall maintain commitments of at least $5 million. All assignments shall be subject to certain conditions, including, but not limited to, the approval of the Borrower (so long as no Default or Event of Default exists) and the Agent, such approvals not to be unreasonably withheld.

Syndication
Matters: BankBoston will act as the exclusive administrative agent for the Facilities and BRS will act as the exclusive arranger, adviser and syndication manager for the Facilities and, in such capacities, each of BankBoston and BRS will perform the duties and exercise the authority customarily associated with such roles. No additional agents, co-agents, arrangers or syndication managers will be appointed, unless Littlejohn and each of BankBoston and BRS so agree.

                   Prior to or after the execution of definitive documentation for the Facilities, BankBoston reserves the right to syndicate all or a portion of its commitment to one or more financial institutions after consultation with

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BankBoston, N.A.                        -9-                         CONFIDENTIAL
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June 14, 1999                                           Durakon Industries, Inc.
                                                 Outline of Terms and Conditions
--------------------------------------------------------------------------------

                   Littlejohn; provided that in the event that BankBoston's share of the commitments shall be reduced to less than 10% of the commitments then at the request of the Borrower BankBoston will relinquish the role of Agent. Upon acceptance by BankBoston of the written commitment of any Lender to provide a portion of the Facilities, BankBoston shall be released from a portion of its commitment in an aggregate amount equal to the commitment of such Lender.

                   BRS will manage all aspects of the syndication, including the selection of Lenders, the determination of when BRS will approach potential Lenders and the final allocations among the Lenders. Littlejohn agrees to assist BRS actively in achieving a timely syndication that is reasonably satisfactory to BRS, such assistance to include, among other things, (a) direct contact during the syndication between senior officers, representatives and advisors of Littlejohn and the Acquired Business, on the one hand, and prospective Lenders, on the other hand, at such times and places as BRS may reasonably request, (b) providing to BRS all financial and other information with respect to the Acquired Business and the transactions contemplated hereby that BRS may reasonably request, including but not limited to financial projections relating to the foregoing, and (c) assistance in the preparation of a confidential information memorandum and other marketing materials to be used in connection with the syndication.

                   Littlejohn and the Borrower agree that, prior to and during the syndication of the Facilities, except for the debt to be raised at the Duramex subsidiary, they will not permit any offering, placement or arrangement of any competing issues of debt securities or commercial bank facility(ies) of the Acquired Business. BankBoston and BRS shall be entitled, after consultation with Littlejohn, to change the pricing (limited to 75 basis points), structure, terms or amount of any portion of the Facilities if BankBoston and BRS determine that such changes are advisable in order to ensure a successful syndication or an optimal credit structure for the Facilities so long as the aggregate amount of the Facilities shall not be reduced.

Expenses and
  Indemnification: The Borrower and Guarantors will pay the Agent's and
                   Arranger's reasonable legal, due diligence, and other out-of-pocket expenses incurred in connection with the negotiation, preparation and execution of the documentation and the establishment of the syndicate, regardless of

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BankBoston, N.A.                        -10-                        CONFIDENTIAL
BancBoston Robertson Stephens Inc.
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June 14, 1999                                           Durakon Industries, Inc.
                                                 Outline of Terms and Conditions
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                   whether the Facilities close. The Borrower and the Guarantors jointly and severally shall indemnify the Agent, the Arranger and the Lenders (and all respective affiliates) against all losses, liabilities, claims, damages or expense relating to their loans, the loan documents or the Borrower's use of loan proceeds, including but not limited to attorneys and other professional fees and settlement costs, excluding those arising from the indemnified party's own bad faith, gross negligence or willful misconduct.

Governing Law:     Commonwealth of Massachusetts.


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BankBoston, N.A.                        -11-                        CONFIDENTIAL
BancBoston Robertson Stephens Inc.